Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	Tuesday, April 19, 2011
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS AN INCREASE IN YEAR OVER YEAR QUARTERLY REVENUES AND NET INCOME, ALTHOUGH EACH DECREASED FROM THE PRIOR QUARTER.

Milpitas, California, April 19, 2011, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended April 3, 2011.  Quarterly revenues of $353.2 million for the third quarter of fiscal year 2011 decreased $30.4 million or 8% from the previous quarter’s revenue of $383.6 million and increased $41.9 million or 13% over $311.3 million reported in the third quarter of fiscal year 2010.  Net income of $141.6 million decreased $2.2 million or 2% from the second quarter of fiscal year 2011 and increased $40.9 million or 41% over the third quarter of fiscal year 2010. Net income for the third quarter of fiscal year 2011 benefited from a lower tax rate of 17% compared to the second quarter of fiscal year 2011 rate of 24% and the third quarter of fiscal year 2010 rate of 27%.  The Company’s tax rate in its fiscal third quarter just ended includes a quarterly tax benefit from a settlement with the IRS related to export tax benefits taken in previous years.

Diluted EPS of $0.61 per share in the third quarter of fiscal year 2011 decreased $0.01 per share or 2% from the second quarter of fiscal year 2011 and increased $0.17 per share or 39% over the third quarter of fiscal year 2010.

During the third quarter the Company’s cash, cash equivalents and marketable securities increased by $62.3 million to $810.5 million.  A cash dividend of $0.24 will be paid on June 1, 2011 to stockholders of record on May 20, 2011.

According to Lothar Maier, CEO, “The quarter unfolded largely as expected with revenues declining 8%, which was the mid point of our guidance.  This decline was largely attributable to a forecasted reduction in our computer business.  Revenues from our core analog markets decreased slightly as increases in our industrial and automotive core markets were modestly offset by decreases in the communications end market.  As expected, our book-to-bill ratio, although improved from last quarter, was still less than one as in the early part of the quarter customers continued to rebalance their inventories in response to our lower lead times that are now at our historical 4 to 6 weeks level.

As we move into the June fourth quarter, we believe that the impact from the rebalance of inventory by our customers is behind us, and we continue to see recovery among certain of our customers in our core analog markets.  However, we do have at least near term uncertainty pertaining to the impact on our business from the tragedies caused by the earthquake and tsunami in Japan.  Geographically, the Japan market represents approximately 15% of our business and we do expect some negative impact in shipments to Japan, particularly in the automotive market that appears to be most impacted from the tragedy.  Japan is also a source of raw materials to ourselves and our competitors.  We have alternate sources for silicon wafers and most other critical materials and therefore, do not expect a supply issue for us in the near term.  However, uncertainties of supply are causing concerns at some customers.  Our low lead times and ability to supply to demand may help us in this uncertain environment.   These Japan related issues lead to uncertainties that make financial forecasting difficult.  In our case, since all of these Japanese issues could potentially offset each other, for the June quarter we are currently forecasting modest sequential revenue growth in the range of flat to up 3%.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 27, 2010.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, April 20, 2011 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call (719) 325-2217, or toll free (877) 455-2263 before 8:15 a.m. to be included in the audience.  There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from April 20, 2011 through April 26, 2011.

You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #9636735.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of April 20, 2011 until the third quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, and µModule® subsystems.  For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended			Nine Months Ended
	April 3,	Jan. 2,	Mar. 28,	April 3,	Mar. 28,
	2011	2011	2010	2011	2010
Revenues	$ 353,192	$ 383,621	$ 311,324	$ 1,125,405	$ 803,823
Cost of sales (1)	79,100	82,603	68,801	245,434	190,005
Gross profit	274,092	301,018	242,523	879,971	613,818

Expenses:
Research & development (1)	55,363	59,001	51,885	170,566	143,907
Selling, general & administrative (1)	39,693	40,958	36,710	124,733	100,828
	95,056	99,959	88,595	295,299	244,735
Operating income	179,036	201,059	153,928	584,672	369,083
Interest expense	(6,981)	(8,135)	(11,701)	(25,533)	(35,210)
Amortization of debt discount(2)	(4,726)	(5,390)	(7,399)	(16,882)	(21,924)
Interest and other income(3)	3,221	1,602	2,996	6,739	10,210

Income before income taxes	170,550	189,136	137,824	548,996	322,159
Provision for income taxes	28,993	45,393	37,212	126,446	85,324

Net income	$ 141,557	$ 143,743	$ 100,612	$ 422,550	$ 236,835

Earnings per share:
Basic	$ 0.61	$ 0.62	$ 0.44	$ 1.83	$ 1.04
Diluted	$ 0.61	$ 0.62	$ 0.44	$ 1.82	$ 1.04

Shares used in the calculation of earnings per share:
Basic	231,225	230,284	227,764	230,455	227,363
Diluted	233,277	232,202	229,024	232,439	228,449

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$ 2,202	$ 2,338	$ 2,292	$ 6,723	$ 6,807
Research & development	9,869	10,531	9,871	30,167	29,111
Sales, general & administrative	5,282	5,614	5,479	16,137	16,255
(2) Amortization of debt discount (non-
cash interest expense)	4,726	5,390	7,399	16,882	21,924

Includes the following:
(3) Gain on legal settlement	1,700	-	-	1,700	-

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

	April 3,	June 27,
	2011	2010
ASSETS:
Current assets:
Cash, cash equivalents and
marketable securities	$810,501	$958,069
Accounts receivable, net of
allowance for doubtful
accounts of $2,043 ($2,043
at June 27, 2010)	162,422	176,874

Inventories	70,415	54,044

Deferred tax assets and
other current assets	84,385	75,314
Total current assets	1,127,723	1,264,301

Property, plant & equipment, net	324,687	257,035

Other noncurrent assets	60,680	69,382
Total assets	$1,513,090	$1,590,718

LIABILITIES & STOCKHOLDERS’
EQUITY:
Current liabilities:
Accounts payable	$19,679	$21,235

Accrued income taxes, payroll & other accrued liabilities	97,348	134,649

Deferred income on shipments
to distributors	38,629	33,700

Convertible senior notes- current portion (1)	-	392,926
Total current liabilities	155,656	582,510

Convertible senior notes (1)	780,939	766,960

Deferred tax and other noncurrent
liabilities	182,210	201,463

Stockholders’ equity:
Common stock	1,437,539	1,331,888

Accumulated deficit	(1,044,355)	(1,294,077)

Accumulated other
comprehensive income	1,101	1,974
Total stockholders’ equity	394,285	39,785
	$1,513,090	$1,590,718

(1) Principal owed on Convertible Senior Notes at April 3, 2011 and June 27, 2010 is $845.1 million and $1,241 million, respectively.  The above amounts include non-cash adjustments of $64.2 million at April 3, 2011 and $81 million at June 27, 2010.

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	April 3,	Jan. 2,	Mar. 28,	April 3,	Mar. 28,
	2011	2011	2010	2011	2010

Reported net income
(GAAP basis)	$141,557	$143,743	$100,612	$422,550	$236,835

Stock-based compensation	17,353	18,483	17,642	53,027	52,173
Amortization of debt
discount(1)	4,726	5,390	7,399	16,882	21,924
Income tax effect of
non-GAAP adjustments	(3,753)	(5,730)	(6,761)	(16,102)	(19,625)

Non-GAAP net income	$159,883	$161,886	$118,892	$476,357	$291,307

Basic	$0.69	$0.70	$0.52	$2.07	$1.28
Diluted	$0.69	$0.70	$0.52	$2.05	$1.28

1)	Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation, the amortization of the Company’s debt discount which is a non-cash interest expense and the non-cash charge on early retirement of convertible senior notes.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation and non-cash interest expenses and the related tax effects primarily because they are significant non-cash expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.